Exhibit 3.1

CERTIFICATE OF LIMITED PARTNERSHIP

OF

BREITBURN ENERGY COMPANY L.P.

The undersigned, desiring to form a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act, 6 Delaware Code, Chapter 17, does hereby certify as follows:

First: The name of the limited partnership is Breitburn Energy Company L.P.

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The name of the registered agent at such address is Corporation Service Company.

Third: The name and mailing address of the sole general partner are as follows:

Pro GP Corp.

515 South Flower Street, Suite 4800

Los Angeles, California 90071

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Limited Partnership of Breitburn Energy Company L.P. as of June 15, 2004.

PRO GP CORP., General Partner

By:	/s/ Randall J. Findlay
Name: Randall J. Findlay Title: President

.,